EXHIBIT 23(c)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Anadarko Petroleum Corporation of our report on the 1999 financial statements of the Union Pacific Resources Group Inc. Employees' Thrift Plan dated June 12, 2000 and to all references to our Firm included in this Registration Statement.

/s/Arthur Andersen LLP
Fort Worth, Texas
July 19, 2001